UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2026

NewAmsterdam Pharma Company N.V.

(Exact name of Registrant as Specified in Its Charter)

The Netherlands	001-41562	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Goomieer 2-35
Naarden
The Netherlands		1411 DC
(Address of Principal Executive Offices)		(Zip Code)
+31 (0) 35 206 2971
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value €0.12 per share	NAMS	The Nasdaq Stock Market LLC
Warrants to purchase ordinary shares	NAMSW	The Nasdaq Stock Market LLC

☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2026, NewAmsterdam Pharma Company N.V. (the “Company”) and Louise Kooij agreed that her employment as the Company's Chief Accounting Officer would end effective August 31, 2026 (the “Separation Date“). On April 24, 2026, Ms. Kooij and the Company entered into a separation agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, following the Separation Date, Ms. Kooij is eligible to receive payment of (i) a lump sum equal to twelve months of her base salary as currently in effect, (ii) a pro-rated 2026 annual cash bonus, which payment is representative of target achievement of Ms. Kooij’s annual bonus through the Separation Date; and (iii) any accrued but unused holiday and vacation days as of the Separation Date, in accordance with Dutch law. In addition, pursuant to the Separation Agreement, the Company agreed (i) to extend the vesting of Ms. Kooij’s outstanding stock options and restricted stock unit (“RSU”) awards through January 10, 2027, and (ii) that the exercise period for each vested stock option held by Ms. Kooij will expire on February 10, 2027. The Separation Agreement contains restrictive covenants, including confidentiality, non-compete and non-disparagement covenants, and a release of claims.

The foregoing description of the Separation Agreement is a summary only and is qualified by reference in its entirety to the Separation Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewAmsterdam Pharma Company N.V.

Date:	April 24, 2026	By:	/s/ Mike Marino
		Name:	Mike Marino
		Title:	Chief Legal Officer